UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/01/2005

Centene Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-33395

Delaware	42-1406317
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

7711 Carondelet Avenue, Suite 800, St. Louis, MO 63105
(Address of Principal Executive Offices, Including Zip Code)

314-725-4477
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Aurora Health Care, Inc. (Aurora) provides medical professional services under a contract with our Wisconsin health plan subsidiary, Managed Health Services Insurance Corporation. In May 2003, Aurora filed a lawsuit in the Milwaukee County Circuit Court claiming we had failed to adequately reimburse Aurora for services rendered during the period from 1998 to the present. In 2004 the Court dismissed the claims as filed, but allowed Aurora to replead and seek a declaratory ruling clarifying the contract with respect to reimbursement for ambulatory surgery services. In March 2005, the Court granted Aurora summary judgment related to that claim. In May 2005, we filed a notice of appeal to the Court's decision and Aurora filed a cross-notice of appeal.

On September 1, 2005 we entered into a settlement and release agreement (Agreement) with Aurora which provides for complete and final settlement of the lawsuit. Among other things, under the terms of the Agreement:

-        we paid to Aurora an aggregate of $9.5 million,
-        both parties have agreed on the rates for ambulatory surgery services through December 31, 2005, when the current contract expires, and
-        both parties have agreed to engage in good faith negotiation to arrive at a new, long-term contract that would become effective as of January 1, 2006.

For accounting purposes, $5.0 million of the $9.5 million payment is covered by existing reserves and the remaining $4.5 million will be recorded as a one-time pre-tax charge in the quarter ending September 30, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Centene Corporation

Date: September 08, 2005.	By:	/s/ Karey L. Witty
Karey L. Witty
Senior Vice President and Chief Financial Officer